CALEMINDER INC

Subscription Agreement

CALEMINDER INC

Attention:  Mrs .. Halperin

Re:  Prospectus, dated   October 29 2014

Dear Mrs Halperin

The undersigned investor in this Subscription Agreement hereby acknowledges receipt of the prospectus, dated JULY 22 2014 , of CALEMINDER INC   a Delaware Corporation, (the "Prospectus" and the “Company”), and subscribes for the following number of shares upon the terms and conditions set forth in the Prospectus.

The Investor agrees that this Subscription Agreement is subject to availability and acceptance by the Company.

The Investor hereby subscribes for _______________________ shares of the Company’s common stock ("Common Stock") at $0.01 per share, for an aggregate purchase price of $_________________.

Payment of $_______________ as payment in full of the purchase price is being made via check/Wire transfer directly to CALEMINDER INC

If this subscription is rejected by the Company, in whole or in part, for any reason, all funds will be returned within three business days of the Company’s receipt such funds, without interest or deduction of any kind.

Purchaser Information:

Printed Name:

Signature;

Date:

Address:

 the foregoing Subscription is hereby accepted in full on behalf  of  CALMINDER INC

Date ___________________.

CALEMIDER INC

By: /s/ Shira Halperin